Exhibit 10.27
EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

(this “Agreement”)

BETWEEN:

CRONOS USA CLIENT SERVICES LLC

(the “Company”)

–and -

JOHN GRIESE

(the “Executive”)

–and -

solely for the purposes specified herein,

CRONOS GROUP INC.

(the “Cronos Group”)

- and –

solely for the purposes specified herein,

HORTICAN INC.

(“Hortican”)

WHEREAS the Company is a wholly-owned subsidiary of Cronos Group;

WHEREAS the Executive is currently employed by Hortican, another wholly-owned subsidiary of Cronos Group, in the position of Vice President, Operations pursuant to an offer of employment letter dated August 3, 2021 (the “Original Agreement”);

WHEREAS the Company wishes to engage the services the Executive in the position of Senior Vice President, Head of Operations (North America), of Cronos Group;

WHEREAS the Executive will continue to have extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company, Cronos Group and their respective affiliates (excluding Altria Group, Inc. and its subsidiaries) and related entities (together, the “Group”);

AND WHEREAS the Executive acknowledges that this Agreement, including, without limitation, the proprietary rights and confidentiality provisions that form part of this Agreement, are essential to protect the legitimate business interests of the Group;

NOW THEREFORE in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, and solely for the purposes specified herein, Cronos Group and Hortican (together, the “Parties”), agree as follows:

1.Position

1.1The Executive shall be employed in the position of Senior Vice President, Head of Operations (North America), commencing on January 10, 2022, or such other date as agreed between the Executive and the Company in writing, email being sufficient (the actual date on which the Executive commences employment with the Company, the “Effective Date”).

2.Location

2.1During the term of the Executive’s employment with the Company, the Executive’s principal place of residence shall remain in Canada or the United States. The Executive shall be available for business travel as reasonably required to perform the Executive’s duties hereunder.

3.Work Authorizations

3.1It is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work lawfully in Canada and the United States. However, it is understood and agreed that the Executive’s position may require that the Executive work abroad, as needed by the Group. The Executive’s employment with the Company is therefore also conditional upon the securing of all necessary visas, work permits and other authorizations that may be required to enter and/or to work in any of the countries in which the Executive may be assigned to work or visit during the term of employment. The Company shall provide reasonable assistance in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration status or documents will be approved. At any time, should necessary authorizations that permit the Executive to legally work in Canada, the United States or in any other jurisdiction in which the Executive will be required to work or visit not be obtained or expire without the possibility of renewal, the Executive’s employment shall come to an end and shall be treated by the Company as a termination without Just Cause (as defined below); provided, that if such authorization expires without the possibility of renewal due to any action or inaction by the Executive, the Executive’s employment shall come to an end and shall be treated by the Company as a termination with Just Cause.

4.Employment Duties

4.1The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s position and as may be assigned to the Executive from time to time. In fulfilling the Executive’s duties to the Company, the Executive shall be instructed by and shall regularly report to the Chief Executive Officer of Cronos Group (the “CEO”). The Executive’s duties, hours of work, location of employment and reporting relationships may be adjusted from time to time by the Company to meet changing business and operational needs. Without limiting the foregoing, the Executive shall:

(a)devote the Executive’s full working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Group and shall not, without the prior written consent of the CEO, undertake any other business

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(including any position on a board of any for profit, public benefit or nonprofit entity) or occupation or public office;

(b)perform those duties that may be assigned to the Executive diligently, honestly, and faithfully to the best of the Executive’s ability and in the best interest of the Group;

(c)abide by all Cronos Group policies, as instituted and amended from time to time, including, without limitation, the applicable Cronos Group - Employee Handbook;

(d)use best efforts to promote the interests and goodwill of the Group and not knowingly do, or permit to be done, anything that may be prejudicial to the Group’s interests, it being understood and agreed that the Executive is a fiduciary of Cronos Group and owes fiduciary obligations to Cronos Group that are not extinguished or limited by this Agreement; and

(e)identify and immediately report to the CEO any gross misrepresentations or violations of any Cronos Group policy, including, without limitation, the applicable Cronos Group – Employee Handbook or applicable law by Cronos Group or its management.

5.Compensation and Benefits

5.1Base Salary. The Company shall pay the Executive an annual base salary of US$279,230, less applicable deductions and withholdings (the “Base Salary”). The Base Salary shall be paid by direct deposit on a bi-weekly basis, in accordance with the Company’s payroll practices (as may be amended from time to time by the Company in its sole discretion). Any changes to Base Salary shall be at the sole discretion of the Company.

5.2Annual Performance Bonus. The Executive shall be eligible to participate in the Group’s annual cash bonus plan as may be in effect from time to time, and to receive an annual bonus, subject to the terms and conditions of that plan as determined by Cronos Group at its sole discretion. The Executive’s annual target bonus opportunity shall initially be 45% of Base Salary, provided that the actual bonus amount, if any, shall be determined pursuant to the terms of the applicable Group annual bonus plan. The Company reserves the right to amend or terminate any annual bonus plan established or adopted at any time, without notice or further obligation. Subject to Section
6.3 of this Agreement, the Executive must be actively employed by the Company on the applicable payment date to be eligible for any annual bonus, unless provided otherwise pursuant to the applicable annual cash bonus plan. For certainty, if the Executive’s employment is terminated by the Company with or without Just Cause, or the Executive resigns or otherwise terminates employment for any reason, the Executive shall cease to be “actively employed” on the last day of employment as specified in the Company’s or the Executive’s written notice of termination, as applicable, shall not be considered “actively employed” during any period of notice, pay in lieu of notice, severance payment or similar amount, subject only to the minimum requirements of applicable legislation, and shall not be entitled to an annual bonus (or any part thereof) or damages in lieu of the Executive’s eligibility for a bonus, unless provided otherwise pursuant to Section 6.3 of this Agreement and/or the applicable annual cash bonus plan. There shall be no guarantee of a bonus in any given year.

5.3Long-Term Incentive Opportunity.

The Executive shall be eligible to receive annual grants of equity-based awards over shares of Cronos Group with an initial target incentive opportunity equal to 50% of Base Salary (based on

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the grant date fair value of such awards), provided that the actual amount, if any, of the grants shall be determined by the board of directors of Cronos Group (the “Board”) or the Compensation Committee of the Board, as applicable, at its sole discretion. Any equity-based grants shall be governed by the terms and conditions of the equity award plan or any other applicable plan of Cronos Group and the applicable award agreement, except as expressly set forth herein. Such plan or plans may be amended from time to time at Cronos Group’s sole discretion. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. The Executive shall not be eligible for any further grants of equity-based awards following the effective date of termination or damages in lieu thereof, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount.

5.4Group Insured Benefits. The Executive shall be eligible to participate in the benefits programs of the Company or Cronos Group, as applicable, for health and dental, life insurance, disability and other benefits as may be available to employees of the Company from time to time, subject to the terms and conditions of the applicable plan document. The Company or the Group, as applicable, reserves the right to alter, amend or discontinue all benefits, coverages, plans and programs referred to in this Section 5.4, without advance notice or other obligation, subject only to the express minimum requirements of applicable employment standards legislation.

5.5Vacation. The Executive shall be eligible for four weeks’ paid vacation per year. The Executive shall take vacation time at such times as are approved in advance by the Company in accordance with the policies of the Company. Vacation shall be accrued in accordance with the Company’s vacation policy, as may be amended from time to time.

5.6Business Expenses. The Executive shall be reimbursed for all reasonable travel and other out-of- pocket expenses properly incurred by the Executive from time to time in connection with performance of the Executive’s duties and submitted for reimbursement in accordance with the following sentence of this Section 5.6. The Executive shall furnish to the Company all invoices or statements in respect of expenses for which the Executive seeks reimbursement in accordance with the Company’s policies or procedures for expense reimbursement, as may be amended from time to time.

5.7Clawback Policy; Share Ownership Guidelines. The Executive agrees and acknowledges that any annual, long-term or other cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to the Executive, is subject to the terms and conditions of any clawback or recapture policy that Cronos Group may adopt from time to time, and may be subject to the requirement that such compensation be repaid to the Company after it has been distributed to the Executive. The Executive agrees and acknowledges that the Executive shall be subject to Cronos Group’s share ownership guidelines for the Executive’s position, as the same may be in effect or amended from time to time. As of the Effective Date, such guidelines require the Executive to achieve, within five years of the Effective Date and thereafter during the term of the Executive’s employment with the Company, a level of ownership equal to two times Base Salary.

6.Termination of Employment

6.1Termination by the Executive. The Executive may terminate the Executive’s employment with the Company at any time by providing the Company with at least three months of notice in writing. If, upon receipt of the Executive’s resignation (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was

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to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.6; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable legislation, if any. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.

6.2Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for Just Cause without prior notice or in the event of the Executive’s death or Disability (as defined below). On the termination of the Executive’s employment for Just Cause or on the Executive’s death or Disability, this Agreement and the Executive’s employment shall terminate and the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.6; and (c) provide the Executive with such other compensation and benefits that are expressly required pursuant to applicable legislation, if any. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. For the purposes of this Agreement, (A) “Just Cause” means: (i) any act or omission constituting “just cause” for dismissal without notice under applicable law;
(ii) the Executive’s repeated failure or refusal to perform the Executive’s principal duties and responsibilities after notice from the CEO or other officer of the Company; (iii) misappropriation of the funds or property of the Company; (iv) use of alcohol or drugs in violation of the Company’s policies on such use or that interferes with the Executive’s obligations under this Agreement, continuing after a single warning (subject to the Company’s obligations under applicable law); (v) the indictment, arrest or conviction in a court of law for, or the entering of a plea of guilty or nolo contendere to, a summary or indictable offence or any crime involving moral turpitude, fraud, dishonesty or theft (subject to the Company’s obligations under applicable law); (vi) engaging in any act which is a violation of any law, regulation or Cronos Group policy, that, if violated, injures or could reasonably be expected to injure the reputation, business or business relationships of the Group; (vii) engaging in any act which is a violation of any Cronos Group policy with respect to sexual harassment, discrimination or similar or related policies; or
(viii)any willful or intentional act which injures or could reasonably be expected to injure the reputation, business or business relationships of the Group, and (B) “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

6.3Termination by the Company without Just Cause. The Company may terminate the Executive’s employment at any time without Just Cause, on providing thirty days’ written notice to the Executive. If the Executive signs, delivers to the Company, and does not revoke a release in favor of the Group to the Company, the Company, shall, in full satisfaction of its obligations to the Executive:

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(a)pay the Executive’s Base Salary and accrued but unpaid vacation pay in accordance with applicable legislation;

(b)reimburse the Executive’s expenses properly incurred until the date the Executive’s employment ceases;

(c)pay the Executive the greater of (i) one month of the Base Salary in effect at the time of termination for each completed year of service with the Company, subject to a minimum of a minimum of six months and a maximum of twelve months of Base Salary, payable by way of lump sum payment within 60 days following termination, and (ii) the minimum termination pay and severance pay entitlements of the Executive pursuant to applicable legislation;

(d)continue the Executive’s group insured benefits at active employee rates under the Consolidated Omnibus Reconciliation Act of 1985, as amended, until the end of the severance period calculated under (c) above or the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the benefit plans, as amended from time to time, and the minimum requirements of applicable legislation. If the Company is unable for any reason to continue any benefit for the period of time set out in this Agreement, it shall pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees to notify the Company when the Executive obtains alternate life, medical and dental benefit coverage;

(e)subject to the terms and conditions of the Group’s annual cash bonus plan in effect at such time, provide the Executive with an annual performance bonus in respect of the fiscal year in which the Executive’s employment terminates. The annual bonus, if any, shall be (i) prorated based on the number of complete months of such fiscal year during which the Executive was actively employed up to the date of the Executive’s termination of employment (excluding any period of notice, subject only to the minimum requirements of applicable employment standards legislation), and (ii) payable as a lump sum when annual bonuses in respect of the fiscal year are paid to other senior executives of the Company. Any assessment of the Company’s and the Executive’s year-to-date performances for purposes of determining the amount of the annual cash bonus, if any, shall be at the Company’s sole discretion. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, if the Executive’s employment terminates after the end of a fiscal year, but before the payment of any annual performance bonus in respect of such year, the Executive shall only be eligible for a performance bonus in respect of such completed fiscal year, and shall not be eligible for a prorated bonus in respect of any subsequent fiscal year(s); and

(f)determine the Executive’s entitlements in respect of equity-based awards in accordance with the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.

If the Executive does not sign and deliver to the Company the release in favor of the Group described above, the Company shall only provide the Executive with such compensation (including any Base Salary and accrued but unpaid vacation pay, termination pay, severance pay and expense reimbursements submitted in accordance with Section 5.6) and benefits that are expressly required pursuant to applicable legislation, if any.

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6.4Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall immediately tender resignation from any position the Executive may hold as an officer or director of the Company and take all steps necessary to remove the Executive from any and all designated positions under any applicable laws, including without limitation, the Cannabis Act (Canada) and the regulations thereunder, as the same may be amended from time to time, or any subsidiary or affiliate of Cronos Group. In the event that the Executive fails to comply with this obligation within three days of the Executive's termination or resignation, the Executive hereby irrevocably authorizes Cronos Group to appoint a person in the Executive's name and on the Executive's behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignation.

6.5Compliance with Laws. The Executive understands and agrees that the entitlements under this Article 6 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under applicable employment standards legislation, this Agreement, any employee benefit plan sponsored or maintained by the Group, applicable law (including the common law) or otherwise.

7.Restrictive Covenants

7.1Non-Disclosure. The Executive acknowledges and agrees that:

(a)during the term of the Executive’s employment, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Group and third parties to which the Group may have any obligations of non-disclosure or confidentiality, including without limitation: trade secrets; know-how; Intellectual Property (as defined below); Executive-Developed IP (as defined below), Development Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Group; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Group; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists and/or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Group and/or any of its customers, suppliers, or vendors; internal personnel and financial information; business and/or personal information about any senior staff members of the Group or any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, association, joint-stock company, estate, trust, organization, governmental authority or other entity of any kind or nature (“Person”) with which the Group enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Group’s business; the identity or nature of relationship of any Persons associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”) the disclosure of any of which to competitors of the Group or to the general public, or the use of same by the Executive or any competitor of the Group, would be highly detrimental to the interests of the Group;

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(b)disclosure or use of Confidential Information, other than in connection with the Group’s business or as specifically authorized by the Group, will be highly detrimental to the business and interests of the Group and could result in serious loss of business and damage to it. Accordingly, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive shall not, without the Company’s prior written consent, disclose, divulge or reveal to any Person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section; (iii) becomes available to the Executive from a source independent of the Group; or (iv) the Executive is specifically required to disclose by applicable law or legal process (provided that, to the extent legally permissible, the Executive provides the Company with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information); and

(c)the Executive shall deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Group’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Group or leads or referrals to prospective business deals; and
(iii)any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.

(d)For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental authority or entity concerning matters relevant to the governmental authority or entity. The Executive and the Company agree that no confidentiality or other obligation the Executive owes to the Group prohibits the Executive from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable Canadian, U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes- Oxley Act of 2002) or requires the Executive to notify the Company of any such report. The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.2Intellectual Property

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(a)In this Section 7.2, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding and/or propagation, including, without limitation, plants, cuttings, seeds, clones, cells, tissues, plant materials and genetic materials (including, without limitation, nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural and vectors).

(b)For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and proprietary rights existing in any jurisdiction throughout the world, including any rights in or to: (i) patents, patent applications, patent rights, inventions, industrial designs, industrial design applications, industrial design rights, ideas, discoveries and invention disclosures (whether or not patentable), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing; (ii) trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans, other indicia of source, Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof, together with any goodwill symbolized thereby; (iii) copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications;
(iv)trade secrets, and confidential or proprietary information, data or database rights, know-how, techniques, designs, processes, recipes and formulas; (v) Germplasm, plant varieties, and applications and registrations for plant varieties issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and (vi) circuit topographies, database rights and software.

(c)The Executive agrees to promptly disclose to the Company (including, without limitation, to the CEO) all Intellectual Property, including with respect to, but without limitation, Germplasm, and whether or not any of the foregoing are registrable, which the Executive may author, make, conceive, develop, discover or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company, and which relate to the business activities of the Group (“Executive-Developed IP”). Intellectual Property coming within the scope of the business of the Company made and/or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Executive-Developed IP and shall immediately become exclusive property of the Company.

(d)The Executive further acknowledges that all Executive-Developed IP is “work made for hire” (to the greatest extent permitted by applicable law), “made in the course of employment” and owned exclusively by the Company and that the Executive has been compensated for such Executive-Developed IP by the Executive’s salary, commissions and other benefits, unless regulated otherwise by law. To the extent such Executive- Developed IP is not “work made for hire”, “made in the course of employment” or otherwise not owned automatically and exclusively by the Company as a matter of law, then to the greatest extent permitted under by applicable law, the Executive hereby irrevocably assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Executive-Developed IP, and the Executive agrees to execute and deliver to the Company any and all instruments

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necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Executive-Developed IP. If and to the extent the foregoing assignment cannot be effected as a matter of law with respect to any Executive-Developed IP, the Executive hereby grants to the Company an exclusive, perpetual, fully-paid, royalty-free, irrevocable, worldwide, fully-transferable, fully sublicensable (on multiple levels) license to use, modify, display, perform, make, have made, copy, make derivative works, import, export, distribute and otherwise exploit such Executive-Developed IP for any purpose.

(e)The Executive must keep, maintain and make available to the Company complete and up- to-date records relating to any Executive-Developed IP, and agree that all such records are the sole and absolute property of the Company. For greater certainty, all materials related to Executive-Developed IP (including, without limitation, notes, records and correspondence, whether written or electronic) (collectively, “Development Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Development Records shall not be removed from Company premises without the prior written consent of the Company. The Executive agrees to maintain as confidential any Executive-Developed IP and Development Records unless and until made generally public by the Company, and not to make application for registration of rights in respect of any Executive-Developed IP unless it is at the request and direction of the Company.

(f)The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) registered rights in any Executive-Developed IP, including any patents, industrial designs, letters patent, copyrights, plant breeders’ rights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Executive-Developed IP, in form suitable for recordation in the United States, Canada and any other intellectual property office anywhere in the world; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such Executive- Developed IP, whether such proceedings are brought before a court or any administrative body; (iv) to defend and/or assert the Group’s rights in any Intellectual Property against any third party; and (v) to assert the Executive’s moral rights in any Intellectual Property against any third party. The Executive further waives all moral rights in and to any Executive-Developed IP and all work the Executive produced during the course of the Executive’s employment in favor of the Company, its licensees, successors and assigns, and transferees of the Executive-Developed IP and such work

(g)If, in the course of performing duties pursuant to this Agreement, the Executive uses any Germplasm, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.

(h)The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including, without limitation, any

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prior employer or competitor of the Group, and the Executive shall not acquire and/or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.

7.3Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Group or to any of their respective suppliers or Customers.

7.4Other Employment. The Executive acknowledges and agrees that the Executive will have a continuing fiduciary duty and duty of loyalty to Company. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company, have other employment, consulting, charitable or independent contractor work, undertake expanded commitments to business or charitable activities, have any financial interest in any other business other than an investment of less than five per cent of the shares of a company traded on a registered stock exchange, or engage in such activities without the prior written approval of the CEO. With the exception of the Company, the Executive will not provide services to, engage in consulting whether as an employee or independent contractor for, participate in the management or business of, or have any financial interest in, any business entity during the term of this Agreement, where doing so would result in a violation of this Section 7.4.

7.5Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Group which may come into the Executive’s possession or control shall at all times remain the property of the Group as applicable. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Group.

7.6Non-Disparagement. Subject to Section 7.1(d) of this Agreement, the Executive shall refrain, both during and after the cessation of the Executive’s employment with the Company, from making, publicly or privately, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of the Company or the Group, or any of their respective directors, members, limited or general partners, equity holders, officers, employees, agents, consultants, advisors or other representatives.

8.General

8.1Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Article 7, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby

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acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

8.2Survival. Article 7 and this Section 8.2 survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.

8.3Entire Agreement. This Agreement sets forth the entire agreement between the Parties on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior and contemporaneous understandings or discussions between the Parties, including the Original Agreement, regarding the Executive’s employment.

8.4Withholding Taxes. The Company may deduct or withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

8.5Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the Parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

8.6Amendments. This Agreement may only be amended by written agreement executed by the Parties. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement.

8.7Governing Law. This Agreement shall initially be governed by and construed in accordance with the laws of the State of California and the laws of the United States applicable in the State of California.

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8.8Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect. If for any reason any court of competent jurisdiction shall find any provisions of this Agreement unreasonable in duration or geographic scope or otherwise, the Parties agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

8.9Assignment. The Company may assign this Agreement to an affiliate or subsidiary, and it enures to the benefit of the Company, its successors or assigns.

8.10Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

8.11Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

8.12Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined in the Company’s sole discretion) that the Executive has met the legal requirements to perform the Executive’s role, including without limitation, satisfactory results of Health Canada or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role and with references, the Executive is providing consent to the Company or its agent, to performs such checks and contact the references the Executive provided to the Company.

8.13Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any Person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements and/or applicable law.

8.14Resignation from Hortican. Without limiting the generality of Section 8.3 above, by signing below, the Executive voluntarily and irrevocably resigns from the Executive’s employment with Hortican effective as of Effective Date, and Hortican accepts such resignation. The Executive confirms that the Executive has no rights or entitlements in respect of the cessation of such employment with Hortican, whether pursuant to contract or common law, except as specifically required by applicable legislation. For the avoidance of doubt, the Executive’s resignation from the Executive’s employment with Hortican does not impact any Cronos Group equity-based awards granted to the Executive before the Effective Date, which remain in full force and effect.

8.15Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this

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Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF this Agreement has been executed by the Parties as of this 10th day of January, 2022.

Sincerely,

CRONOS USA CLIENT SERVICES LLC

By: /s/ Kurt Schmidt Kurt Schmidt President and Chief Executive Officer

CRONOS GROUP INC.

By: /s/ Kurt Schmidt Kurt Schmidt President and Chief Executive Officer

HORTICAN INC.

By: /s/ Kurt Schmidt Kurt Schmidt President and Chief Executive Officer

JOHN GRIESE

/s/ John Griese

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